Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2010 (except for the consolidated statement of comprehensive income, as to which the date is February 29, 2012) with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 of National Penn Bancshares, Inc., which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
May 10, 2012